Exhibit 99.1

SMSC UPDATES THIRD QUARTER FISCAL 2009 OUTLOOK

Announces Details for Upcoming Earnings Call and Investor Conference

Hauppauge, NY – December 11, 2008 – SMSC (Nasdaq: SMSC) today announced that it anticipates third quarter fiscal 2009 revenue to be in the range of $83 to $85 million, down between 13 and 15 percent sequentially, compared to previous revenue guidance of $90 to $93 million that the Company provided on October 1, 2008. This decline is due to prolonged global economic challenges that have lead to weaker sales and an inventory correction in the PC market. In addition, the Company expects earnings per share to be generally consistent with prior guidance, including the benefit of unanticipated favorable foreign exchange.

“We continue to see a challenging economic environment across all geographies and end markets and as a result, anticipate third quarter sales to be lower than previously expected,” stated Christine King, President and Chief Executive Officer. “In addition, end customer demand continues to be very challenging with limited visibility. Despite these current challenges, our design win activity continues to be strong and we remain focused on utilizing our strong capital position to invest in our product pipeline. We expect this strategy to position us well to continue building market share and value creation across our business for the long term.”

The Company will discuss its complete financial results for the third quarter of fiscal 2009 and its expectations for fourth quarter of fiscal 2009 on its quarterly earnings call on Tuesday, January 6, 2009 at 5:00 P.M. ET. Results will be released after the market closes. A webcast of the call, along with presentation materials, will be accessible via the investor relations section of SMSC’s website at www.smsc.com. The teleconference may also be accessed by dialing 1-888-819-8015 in the U.S. or 913-312-1378 from outside of the U.S. The teleconference confirmation code is 1846222. A replay of the call will also be available.

The Company also announced that Christine King will present at the 11th Annual Needham Growth Stock Conference on January 7, 2009 at 3:30 P.M. ET at The New York Palace Hotel. A webcast of the presentation, along with presentation materials, will be accessible via the investor relations section of SMSC’s website at www.smsc.com.

Forward Looking Statements:
SMSC has not completed a review of its third quarter fiscal 2009 financial results with its independent registered public accountants. Except for historical information contained herein, the matters discussed in this announcement are forward-looking statements about expected future events and financial and operating results that involve risks and uncertainties. These uncertainties may cause our actual future results to be materially different from those discussed in forward-looking statements. Our risks and uncertainties include the timely development and market acceptance of new products; the impact of competitive products and pricing; our ability to procure capacity from our suppliers and the timely performance of their obligations, commodity prices, potential investment losses as a result of liquidity conditions, the effects of changing economic and political conditions in the market domestically and internationally and on our customers; our relationships with and dependence on customers and growth rates in the personal computer, consumer electronics and embedded and automotive markets and within our sales channel; changes in customer order patterns, including order cancellations or reduced bookings; the effects of tariff, import and currency regulation; potential or actual litigation; and excess or obsolete inventory and variations in inventory valuation, among others. In addition, SMSC competes in the semiconductor industry, which has historically been characterized by intense competition, rapid technological change, cyclical market patterns, price erosion and periods of mismatched supply and demand.

Our forward looking statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations and may not reflect the potential impact of any future acquisitions, mergers or divestitures. All forward-looking statements speak only as of the date hereof and are based upon the information available to SMSC at this time. Such statements are subject to change, and the Company does not undertake to update such statements, except to the extent required under applicable law and regulation. These and other risks and uncertainties, including potential liability resulting from pending or future litigation, are detailed from time to time in the Company’s reports filed with the SEC. Investors are advised to read the Company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled “Other Factors That May Affect Future Operating Results” or “Risk Factors” for a more complete discussion of these and other risks and uncertainties.

About SMSC:
Many of the world’s most successful global technology companies rely upon SMSC as a go-to resource for semiconductor system solutions that span analog, digital and mixed-signal technologies. Leveraging substantial intellectual property, integration expertise and a comprehensive global infrastructure, SMSC solves design challenges and delivers performance, space, cost and time-to-market advantages to its customers. SMSC’s application focus targets key vertical markets including consumer electronics, automotive infotainment, PC and industrial applications. The Company has developed leadership positions in its select markets by providing application specific solutions such as mixed-signal system controllers, non-PCI Ethernet, ARCNET, MOST® and Hi-Speed USB.

SMSC is headquartered in Hauppauge, New York with operations in North America, Asia and Europe. Engineering design centers are located in Arizona, New York, Texas and Karlsruhe, Germany. Additional information is available at www.smsc.com.

SMSC and MOST are registered trademarks of Standard Microsystems Corporation.

Contact:
Carolynne Borders
Director of Corporate Communications
Phone: 631-435-6626
Fax: 631-273-5550